EXHIBIT 99

Sprint Reports First Quarter 2005 Results

•	Double-digit growth in Wireless; Solid performance in Local and Long distance

•	Wireless net additions of 1.3 million increase subscriber base to 26 million

•	Strong growth in earnings and cash flows

Media Relations:

Scott Stoffel

913-794-3603

scott.e.stoffel@mail.sprint.com

Investor Relations:

Kurt Fawkes

913-794-1126

Investorrelation.sprintcom@mail.sprint.com

Overland Park, Kan. —April 20, 2005

Sprint (NYSE: FON) today announced first quarter financial results reflecting solid performance in each of its business units, accelerating scale of its wireless subscriber base and increasing financial strength.

For the quarter, Sprint reported diluted earnings per share of 31 cents compared to 16 cents in the first quarter of 2004, an improvement of 94%. Total net operating revenues increased 3%, consolidated operating income was up 43%, and Adjusted EBITDA* increased 4% when compared to the first quarter of 2004. The year-over-year improvement in reported earnings is primarily due to strong performance in Wireless and lower Long distance depreciation expense following a network asset impairment in the 2004 third quarter, partially offset by Long distance pricing pressures.

Free Cash Flow* totaled $532 million in the 2005 first quarter and $243 million in the year-ago period. Sprint made contributions of $300 million to the employee pension fund in both periods, and dividend payments totaled $187 million in the 2005 first quarter and $115 million in the year-ago period.

Wireless added 1.3 million total net subscribers in the quarter, a 34% increase from the first quarter of 2004. The subscriber gains included 518,000 from direct retail channels and nearly 800,000 from wholesale partners and Sprint PCS Affiliates. Wireless reported strong year-over-year double-digit gains in revenues, operating income and Adjusted EBITDA*. Sprint also continued to build on its wireless data leadership with data services contributing nearly 10% to ARPU*.

Local delivered solid financial performance, with steady revenues and profits. For the quarter, Local had a 9% improvement in cash contribution with Adjusted EBITDA* exceeding capital spending by $567 million. Local added 59,000 DSL lines in the quarter and reported a 19% increase in data revenues.

In the quarter, Long distance reported a 10% decline in revenues from the year-ago period. Long distance posted a 1% sequential revenue decrease with roughly half of the decline due to the 2004 sale of wholesale Dial IP service. For the quarter, Long distance again provided a solid cash contribution with Adjusted EBITDA* exceeding capital spending by $195 million.

In the quarter, Sprint’s total business revenues showed a small decline when compared to the first quarter of 2004. Consumer revenues outside of Sprint’s Local territories increased 8% year over year, while consumer revenues within Local territories declined 1% from the year-ago period.

“Sprint’s solid performance in the first quarter reflects the continued dedication of our employees in pursuing 2005 objectives while also focusing on our proposed merger with Nextel and the planned subsequent spin-off of our local operations,” said Gary Forsee, Sprint Chairman and Chief Executive Officer. “Key strategic initiatives that focus on industry growth areas have enabled us to widen our lead in wireless data, expand DSL and wireless sales in our local markets, and drive network convergence in long distance. We will continue to focus on executing our 2005 plans while preparing to launch Sprint Nextel. I fully expect Sprint Nextel will be the company with the best growth profile of any of the integrated telecom companies, will engage the best people in the industry, and will be the best positioned to take full advantage of the emerging converged data-services marketplace.”

Sprint Consolidated Highlights

Sprint Corporation

Selected Financial Data

(millions)

	Quarters Ended
	March 31, 2005	March 31, 2004	Percent Change
Net operating revenues	$6,936	$6,707	3.4%

Operating income	1,036	724	43.1%

Adjusted operating income	1,036	754	37.4%

Adjusted net income	472	244	93.4%

Net income	472	225	NM

Free Cash Flow	$532	$243	NM

First quarter consolidated net operating revenues were $6.9 billion compared to $6.7 billion in the same period last year. Net income for the first quarter was $472 million versus net income of $225 million for the same period last year. Operating income was $1.0 billion in the first quarter compared with operating income of $724 million a year ago. Adjusted Operating Income* was up 37% to $1.0 billion this quarter compared with $754 million a year ago.

At the end of the quarter, cash on hand was $4.2 billion. In the quarter, Sprint used cash to retire more than $1.0 billion of debt maturities and contributed $300 million to Sprint’s employee pension fund. Net Debt* was reduced by $692 million during the quarter and stood at $12 billion at March 31, 2005, compared to $16.4 billion as of March 31, 2004.

In the first quarter of 2004, the difference between Sprint’s reported operating income and Adjusted Operating Income* was the result of a pre-tax charge of $30 million primarily related to severance costs associated with Sprint’s customer-facing organizational realignment and the Web Hosting wind-down. The difference between reported net income and Adjusted net income* includes the after-tax impacts of these charges.

Wireless

Wireless Selected Financial Data

(millions)

	Quarters Ended
	March 31, 2005	March 31, 2004	Percent Change
Net operating revenues
Service	$3,314	$2,939	12.8%
Equipment	328	377	(13.0)%
Wholesale, affiliate and other	225	121	86.0%

Net operating revenues	3,867	3,437	12.5%

Operating expenses
Cost of services & products	1,831	1,744	5.0%
Selling, general & administrative	935	768	21.7%
Depreciation	644	644	0.0%
Restructuring and asset impairment	2	4	(50.0)%
Total operating expenses	3,412	3,160	8.0%

Operating Income	$455	$277	64.3%

Capex	$418	$406	3.0%

•	First quarter net wireless additions include 518,000 from direct, 621,000 from wholesale and 166,000 from Sprint PCS Affiliates. At the end of the period, Wireless was serving a total of 26.0 million subscribers, consisting of 18.3 million direct, 4.3 million wholesale and 3.4 million Sprint PCS Affiliates. Over the past four quarters, Wireless added more than 4.6 million subscribers, increasing the base by 22%.

•	In the first quarter, direct gross additions were 1.86 million, a 3% year-over-year increase.

•	Net operating revenues were up 13% year-over-year. Service revenues also increased 13%.

•	First quarter Adjusted Operating Income* was $457 million, an increase of 63% compared to $281 million in the year-ago period. In the 2004 fourth quarter, Adjusted Operating Income* was $417 million.

•	Adjusted EBITDA* in the first quarter was $1.1 billion, a 19% improvement from $925 million a year ago.

•	ARPU* was $61 in the first quarter and the year-ago period compared to $62 in the 2004 fourth quarter. During the quarter, average customer usage was a little more than 16 hours per month.

•	Churn was 2.5% this quarter compared to 2.9% reported a year ago and 2.7% in the fourth quarter of 2004.

In the quarter, the Sprint PCS Fair and FlexibleSM plans achieved increasing take rates and favorable feedback from subscribers. These plans represented the majority of Sprint’s direct gross adds in the quarter.

Wireless completed the transition of the Qwest subscriber base to the Sprint network in the quarter as approximately 200,000 subscribers migrated from backlog status at the beginning of the period to activated status.

Increased subscriber retention in the quarter was predominately due to improvements in voluntary sources of churn. In the quarter, Sprint introduced industry-first wireless data service level agreements for business subscribers, in-store repair in retail stores and remote software updates to wireless handsets.

At the end of the period, there were 8.0 million data subscribers, including more than 6.7 million Sprint PCS VisionSM subscribers. For the full quarter, data revenues contributed $6.00 to ARPU.

Wireless continued to enhance network coverage and increase capacity to meet growing demand while also investing for the future as it builds out the EV-DO network.

Total first quarter operating expenses increased 8% compared to the year-ago period. Costs of services and products were up 5%, principally driven by higher traffic volumes generated by a growing subscriber base. Selling, general and administrative costs were up 22% due to an expanded direct retail presence, increased customer acquisitions and higher marketing expenses. Sequentially, total operating expenses were flat.

Local

Local Selected Financial Data

(millions)

	Quarters Ended
	March 31, 2005	March 31, 2004	Percent Change
Net operating revenues
Voice	$1,105	$1,147	(3.7)%
Data	233	195	19.5%
Other	160	164	(2.4)%
Net operating revenues	1,498	1,506	(0.5)%

Operating expenses
Cost of services & products	482	451	6.9%
Selling, general & administrative	293	327	(10.4)%
Depreciation	277	268	3.4%
Restructuring and asset impairments	1	14	(92.9)%
Total operating expenses	1,053	1,060	(0.7)%

Operating Income	$445	$446	(0.2)%

Capex	$156	$209	(25.4)%

•	First quarter revenues of $1.5 billion were roughly flat compared to the year-ago period.

•	Adjusted EBITDA* was $723 million for the quarter compared to $728 million last year.

•	Adjusted Operating Income* was $446 million for the first quarter compared to $460 million a year ago and $484 million in the fourth quarter.

•	Local ended the quarter with more than 551,000 DSL lines in service.

•	Total access lines declined 3% from the year-ago period.

Revenues were stable in the quarter as growth in data services largely offset declines in voice revenues. The growth in data was driven by a gain of 202,000 DSL lines in service over the past 12 months and strong growth in special access revenues. The gain in DSL lines compares with a net loss of 237,000 voice access lines in the same 12-month period.

Local continues to increase the penetration of strategic products to residential customers through bundled offerings. At the end of the quarter, 71% of residential customers purchased at least one strategic product in addition to basic telephone service, and customers with more than one strategic product increased to 39%.

Total first quarter operating expenses were roughly even with the year-ago period. Costs of services and products increased due to continued growth in DSL and increased access expense driven by our long distance product. These costs were offset by lower selling and administrative expenses, as well as lower restructuring charges. Sequentially, increased costs of services and products offset lower restructuring charges.

Long distance

Long distance Selected Financial Data

(millions)

	Quarters Ended
	March 31, 2005	March 31, 2004	Percent Change
Net operating revenues
Voice	$1,065	$1,186	(10.2)%
Data	412	452	(8.8)%
Internet	178	223	(20.2)%
Other	60	51	17.6%
Net operating revenues	1,715	1,912	(10.3)%

Operating expenses
Cost of services & products	1,086	1,053	3.1%
Selling, general & administrative	369	516	(28.5)%
Depreciation	117	320	(63.4)%
Restructuring and asset impairments	(3)	12	NM
Total operating expenses	1,569	1,901	(17.5)%

Operating income	$146	$11	NM

Capex	$65	$56	16.1%

•	Net operating revenues declined 10% to $1.72 billion from $1.91 billion a year ago.

•	Adjusted Operating Income* for the quarter was $143 million compared to $23 million in the year-ago period. The increase is due to an approximate $200 million reduction in depreciation expense following an asset impairment recorded in the third quarter of 2004. Adjusted Operating Income* was $124 million in the fourth quarter.

•	Adjusted EBITDA* was $260 million in the quarter, a decline of 24% from the year-ago period.

In the quarter, total voice revenues decreased 10% from the year-ago period. Consumer voice revenues declined 20% while business voice revenues, including wholesale and affiliates, declined by 8%. Sequentially, consumer decreased 4% while business declined 1%.

Data revenues decreased 9% from the first quarter of 2004, but increased 2% sequentially on improving private line revenues. Dedicated IP revenue grew more than 9% from the year-ago period and nearly 8% sequentially, partially reflecting Sprint’s efforts to drive traffic to more advanced networks. Sprint’s overall reported IP revenues were impacted by the sale of wholesale Dial IP service in the fourth quarter of 2004.

Total first quarter operating expenses declined 17% year-over-year and 3% sequentially as a result of reduced depreciation expense, workforce reductions, improvement in bad debt expense and restructuring charge adjustments. Higher costs of services and products in the quarter were driven by increased volumes and an unfavorable Universal Service Fund calculation adjustment, partially offset by ongoing access cost initiatives.

In the first quarter, Sprint reached new agreements with several regional cable companies and expanded its relationship with Time Warner to include a trial to resell wireless services in the Kansas City area. At quarter’s end, Sprint served more than 250,000 cable subscribers with wireline service.

Forward-looking Guidance

The following guidance excludes any impacts from Sprint’s proposed merger with Nextel Communications, Inc. In the first quarter, Sprint incurred immaterial expense amounts related to the proposed merger, but these costs will likely increase between the first quarter and the date of the closing of the merger.

Sprint continues to expect full-year consolidated revenue growth to be in the low single digits with Wireless expected to produce low double-digit growth, Local expected to decline at a very low single-digit rate and Long distance expected to decline at a low double-digit rate. Sprint continues to expect full-year consolidated Adjusted EBITDA* to be in a range of $8.5 billion to $8.7 billion. Sprint continues to expect Wireless to produce Adjusted EBITDA* in a range of $4.8 billion to $5.0 billion. Sprint expects Local to provide Adjusted EBITDA* of approximately $2.85 billion versus the prior forecast of around $2.8 billion, and Long distance is now expected to deliver Adjusted EBITDA* toward the upper half of prior guidance which called for a range of $800 million to $950 million. Sprint continues to expect consolidated Adjusted Operating Income* to be in a range of $4.3 billion to $4.5 billion and full-year capital spending of $4.0 billion to $4.2 billion. Wireless capital spending is expected to be between $2.7 billion and $2.9 billion, Local is expected to be around $900 million and Long distance is expected to be approximately $300 million.

*Financial Measures

Sprint provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial reporting. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Operating Income (Loss) is defined as operating income plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted net income (loss) and Adjusted earnings per share (EPS) or Adjusted loss per share are defined as net income or loss plus special items, net of tax and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our businesses.

Adjusted EBITDA is defined as operating income plus depreciation and special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and equivalents less the change in debt, investment in debt securities, proceeds from common stock and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, and equity unit notes, less cash and cash equivalents. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statements of financial position and cash flows.

We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

ARPU (Average monthly service revenue per user) is calculated by dividing wireless service revenues from direct subscribers by weighted average monthly wireless direct subscribers. This industry operating metric is used to measure revenue on a per-user basis. While this measure is not defined under accounting principles generally accepted in the United States, the measure uses GAAP as the basis for calculation.

We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers.

Conference Call and Webcast Information

Sprint management will provide an overview of the company’s performance and participate in an interactive Q&A via conference call on Wednesday, April 20, 2005, beginning at 7:00 a.m. CDT. Call-in numbers are 866-215-1938 (toll free) and 816-650-0742 (international). Please plan on gaining access 10 minutes prior to the start of the call.

A simultaneous webcast will be available at www.sprint.com/sprint/ir/ai/web.html.

A continuous replay of the call will be available through May 4, 2005, and can be accessed by dialing 888-775-8696 (toll free) or 402-220-1326 (international).

Cautionary Statement regarding forward-looking information

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook and expected performance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the uncertainties related to, and the impact of, our proposed merger with Nextel Communications, Inc. (Nextel) and the contemplated spin-off of our local telecommunications business;

•	the effects of vigorous competition and the overall demand for Sprint’s service offerings in the markets in which Sprint operates;

•	the costs and business risks associated with providing new services and entering new markets;

•	adverse change in the ratings afforded our debt securities by ratings agencies;

•	the ability of Wireless to continue to grow and improve profitability;

•	the ability of Local and Long distance to achieve expected revenues;

•	the effects of mergers and consolidations in the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

•	the uncertainties related to bankruptcies affecting the telecommunications industry;

•	the uncertainties related to Sprint’s investments in networks, systems, and other businesses;

•	the uncertainties related to the implementation of Sprint’s business strategies, including our initiative to realign services to enhance the focus on business and individual consumers;

•	the impact of new, emerging and competing technologies on Sprint’s business;

•	unexpected results of litigation filed against Sprint;

•	the risk of equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	the risk that third parties are unable to perform to our requirements under agreements related to our business operations;

•	the possibility of one or more of the markets in which Sprint competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which Sprint has no control; and

•	other risks referenced from time to time in Sprint’s filings with the Securities and Exchange Commission (SEC).

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. Sprint provides a detailed discussion of risk factors in periodic SEC filings, including its 2004 Form 10-K, and you are encouraged to review these filings.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

A number of the matters discussed in this document are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the new company, including expected synergies resulting from the merger of Sprint and Nextel, combined operating and financial data, future technology plans, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the failure to realize capital and operating expense synergies; the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed on the new company in connection with consummation of the merger; approval of the merger by the stockholders of Sprint and Nextel and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Sprint’s and Nextel’s respective reports filed with the SEC, including each company’s annual report on Form 10-K for the year ended December 31, 2004. This document speaks only as of its date, and Sprint and Nextel each disclaim any duty to update the information herein.

Additional Information and Where to Find It

Sprint Corporation has filed a Registration Statement on Form S-4 with the SEC (Reg. No. 333-123333) containing a preliminary joint proxy statement/prospectus regarding the proposed transaction. SHAREHOLDERS OF SPRINT AND SHAREHOLDERS OF NEXTEL ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/ PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMBINATION. The final joint proxy statement/prospectus will be mailed to shareholders of Sprint and shareholders of Nextel. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from Sprint Investor Relations at Sprint Corporation, 6200 Sprint Parkway, Overland Park, Kansas 66251, 800-259-3755, Option 1 or from Nextel Investor Relations at 2001 Edmund Halley Drive, Reston, Virginia 20191, 703-433-4300.

Participants in Solicitation

Sprint, Nextel and their respective directors and executive officers, other members of management and employees and the proposed directors and executive officers of Sprint Nextel, may be deemed to be participants in the solicitation of proxies in respect of the combination. Information concerning the proposed directors and executive officers of Sprint Nextel, Sprint’s and Nextel’s respective directors and executive officers and other participants in the proxy solicitation, including a description of their interests, is included in the joint proxy statement/prospectus contained in the above-referenced Registration Statement on Form S-4.

About Sprint

Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A Fortune 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com.

Sprint Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS

(millions)

Quarters Ended March 31,	2005	2004
Net Operating Revenues	$6,936	$6,707

Operating Expenses
Costs of services and products	3,240	3,083
Selling, general and administrative	1,624	1,637
Depreciation and amortization	1,036	1,233
Restructuring and asset impairments (1)	—	30

Total operating expenses	5,900	5,983

Operating Income	1,036	724
Interest expense	(299)	(326)
Other income (expense), net	26	(26)

Income from continuing operations before income taxes	763	372
Income tax expense	(291)	(147)

Net Income	472	225
Preferred stock dividends paid	(2)	(2)

Earnings Applicable to Common Stock	$470	$223

Diluted Earnings per Common Share	$0.31	$0.16

Diluted weighted average common shares	1,494.7	1,436.1

Basic Earnings per Common Share	$0.32	$0.16

(1)	In the 2004 first quarter, Sprint recorded a $30 million pre-tax restructuring charge related to its ongoing organizational realignment initiatives as well as the Web Hosting wind-down. These charges reduced net income by $19 million.

Sprint Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions)

	March 31, 2005	December 31, 2004
Assets
Current assets
Cash and equivalents	$4,166	$4,556
Accounts receivable, net	3,002	3,107
Inventories	578	651
Deferred tax asset	1,123	1,049
Prepaid expenses and other	661	612

Total current assets	9,530	9,975

Net property, plant and equipment	22,247	22,628

Net intangible assets	7,830	7,836

Other	730	882

Total	$40,337	$41,321

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$1,022	$1,288
Accounts payable and accrued interconnection costs	2,399	2,671
Accrued restructuring costs	134	168
Other	2,696	2,775

Total current liabilities	6,251	6,902

Noncurrent liabilities
Long-term debt and capital lease obligations	15,100	15,916
Deferred income taxes	2,496	2,176
Other	2,323	2,559

Total noncurrent liabilities	19,919	20,651

Redeemable preferred stock	247	247

Shareholders’ equity
Common stock	2,958	2,950
Other shareholders’ equity	10,962	10,571

Total shareholders’ equity	13,920	13,521

Total	$40,337	$41,321

Sprint Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION

(millions)

Quarters Ended March 31,	2005	2004
Operating Activities
Net income	$472	$225
Depreciation and amortization	1,036	1,233
Deferred income taxes	260	146
Changes in assets and liabilities, net	(446)	(615)
Other, net	62	49

Net cash provided by operating activities of continuing operations	1,384	1,038

Investing Activities
Capital expenditures	(659)	(683)
Investments in and loans to affiliates, net	(14)	(2)
Investments in debt securities, net	19	34
Other, net	8	5

Net cash used by investing activities of continuing operations	(646)	(646)

Financing Activities
Change in debt, net	(1,012)	(22)
Dividends paid	(187)	(115)
Proceeds from common stock issued	58	33
Other, net	13	16

Net cash used by financing activities of continuing operations	(1,128)	(88)

Change in cash and equivalents	(390)	304

Cash and equivalents at beginning of period	4,556	2,424

Cash and equivalents at end of period	$4,166	$2,728

Sprint Corporation

RECONCILIATION OF NON-GAAP LIQUIDITY MEASURES

(millions)

Quarter ended March 31, 2005

	Consolidated	Wireless	Local	Long Distance	Other & Eliminations
Operating income (loss)	$1,036	$455	$445	$146	$(10)
Special items (1)	—	2	1	(3)	—

Adjusted operating income (loss)*	1,036	457	446	143	(10)
Depreciation and amortization	1,036	644	277	117	(2)

Adjusted EBITDA*	2,072	$1,101	$723	$260	$(12)

Adjust for special items	—
Other operating activities, net (2)	(688)

Cash provided by operating activities-GAAP	1,384
Capital expenditures	(659)
Dividends paid	(187)
Investments in and loans to affiliates, net	(14)
Other investing activities, net	8

Free Cash Flow*	532
Decrease in debt, net	(1,012)
Investments in debt securities, net	19
Proceeds from common stock issued	58
Other financing activities, net	13

Change in cash and equivalents - GAAP	$(390)

Quarter ended March 31, 2004

	Consolidated	Wireless	Local	Long Distance	Other & Eliminations
Operating income (loss)	$724	$277	$446	$11	$(10)
Special items (1)	30	4	14	12	—

Adjusted operating income (loss)*	754	281	460	23	(10)
Depreciation and amortization	1,233	644	268	320	1

Adjusted EBITDA*	1,987	$925	$728	$343	$(9)

Adjust for special items	(30)
Other operating activities, net (2)	(919)

Cash provided by operating activities-GAAP	1,038
Capital expenditures	(683)
Dividends paid	(115)
Other investing activities, net	3

Free Cash Flow*	243
Decrease in debt, net	(22)
Proceeds from common stock issued	33
Investments in debt securities, net	34
Other financing activities, net	16

Change in cash and equivalents - GAAP	$304

(1)	In the 2005 first quarter, Sprint’s restructuring activities were related to its ongoing organizational realignment initiatives as well as the Web Hosting wind-down. This activity had no impact on consolidated results.

In the 2004 first quarter, Sprint recorded a $30 million pre-tax restructuring charge related to its ongoing organizational realignment initiatives as well as the Web Hosting wind-down. These charges reduced net income by $19 million.

(2)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.

Sprint Corporation

RECONCILIATIONS OF EARNINGS PER SHARE

(millions)

Quarters Ended March 31,	2005	2004
Earnings Applicable to Common Stock	$470	$223
Preferred stock dividends paid	2	2

GAAP Net income	472	225

Special items (net of taxes) (1)
Restructuring and asset impairments	—	19

Adjusted Net Income	$472	$244

GAAP diluted earnings per share	$0.31	$0.16
Special items	—	0.01

Adjusted Earnings Per Share (2)	$0.31	$0.17

(1)	In the 2004 first quarter, Sprint recorded a $30 million pre-tax restructuring charge related to its ongoing organizational realignment initiatives as well as the Web Hosting wind-down. These charges reduced net income by $19 million.
(2)	Earnings per share data may not add due to rounding.

Sprint Corporation

OPERATING STATISTICS

	1Q05	2Q05	3Q05	4Q05	YTD 2005
Local

Financial Statistics (millions)
Total Local operating revenues	$1,498				$1,498
Voice net operating revenue	$1,105				$1,105
Data net operating revenue	$233				$233
DSL service revenues	$72				$72
Other net operating revenue	$160				$160
Operating income	$445				$445
Adjusted EBITDA*	$723				$723
Capital expenditures	$156				$156
Adjusted EBITDA less capital expenditures	$567				$567

Other Statistics
Total access lines (thousands)	7,639
Residential access lines	5,312
Business access lines	2,097
Wholesale access lines	230
YOY Access line decline	-3.0%
Percentage of Sprint local access lines with Sprint long distance service	55%
- Residential	57%
- Business	49%
Access minutes of use (thousands)	7,548				7,548
Long distance minutes of use (thousands)	1,325				1,325
Strategic product penetration - residential	71%
DSL lines in service (thousands)	551
- Residential	440
- Business	111
DSL capable lines (thousands)	5,500

Long Distance

Financial Statistics (millions)
Total Long Distance net operating revenues	$1,715				$1,715
Voice net operating revenue	$1,065				$1,065
Data net operating revenue	$412				$412
Internet net operating revenue	$178				$178
Other net operating revenue	$60				$60
Operating income	$146				$146
Adjusted EBITDA*	$260				$260
Capital expenditures	$65				$65
Adjusted EBITDA less capital expenditures	$195				$195

Other Statistics
YOY Long Distance voice volume growth	12%				12%

This information should be reviewed in connection with Sprint’s consolidated financial statements.

Sprint Corporation

WIRELESS OPERATING STATISTICS

	1Q05	2Q05	3Q05	4Q05	YTD 2005
Financial Statistics (millions)
Net operating revenue	$3,867				$3,867
Service revenues	$3,314				$3,314
Equipment revenues	$328				$328
Wholesale, affiliate and other revenues	$225				$225
Equipment costs	$652				$652
Operating income	$455				$455
Adjusted EBITDA*	$1,101				$1,101
Capital expenditures	$418				$418
Adjusted EBITDA less capital expenditures	$683				$683
Bad debt % of net operating revenues	1.4%				1.4%

Customer Additions
Direct net adds	518,000				518,000
Affiliate net adds	166,000				166,000
Reseller net adds	621,000				621,000
Gross adds (excluding deactivations within 30 days) (M)	1.86				1.86
% of gross adds sold through direct retail	52%
% of direct retail base that upgraded phones in the quarter	7%

Other Wireless Statistics (approximate)
Average revenue per user	$61				$61
Customer churn	2.5%				2.5%
Average monthly customer usage (hours)	16
Total minutes provided (billions)	56
Number of cell sites on air	24,900
Number of carriers on air	45,000
Sprint PCS covered POPs (M)	199
Sprint PCS and affiliate covered POPs (M)	254

Vision/Wireless Web/Data/3G (approximate)
Total Vision direct subscribers (M)	6.7
Vision % of gross adds	65%
Total Vision and Wireless Web direct subscribers (M)	8.0
Data ARPU	$6.00
% of direct retail subscriber base using Vision handsets	78%

Marketing and Distribution
Total number of subscribers on Wireless network (thousands)	25,975
Total direct subscribers	18,283
Total affiliate subscribers	3,396
Total wholesale/reseller subscribers	4,296
Number of PCS stores and kiosks	810
Total number of distribution points	15,300

(M) - in millions

This information should be reviewed in connection with Sprint’s consolidated financial statements.